Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Dyax Corp.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/PricewaterhouseCoopers LLP

Boston, MA
August 18, 2014